AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger is entered into as of the 18th day of December, 1997, by and among Windsor Capital Corporation, a Delaware corporation ("WCC" or "Surviving Corporation"); International Asset Management Group, Inc., a Delaware corporation as majority shareholder of WCC ("IAMG"); and Woodfield Enterprises, Inc., a Florida corporation ("Woodfield"). WCC and Woodfield are sometimes hereinafter collectively referred to as the "Constituent Corporations."

RECITALS:

         WHEREAS, the boards of directors of WCC and Woodfield, respectively, deem it advisable and in the best interests of such corporations and their respective shareholders that Woodfield merge with and into WCC pursuant to this Agreement and the Plan and Articles of Merger in the form attached hereto as Exhibit "A" and pursuant to applicable provisions of law (the "Merger");

         WHEREAS, WCC has an authorized capitalization consisting of 25,000,000 shares of $.001 par value common stock ("WCC Common Stock"), of which 5,525,000 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of $.01 par value preferred stock, none of which are issued and outstanding as of the date hereof; and Woodfield has an authorized capitalization consisting of 20,000,000 shares of common stock, $.001 par value ("Woodfield Common Stock"), of which 6,200,000 shares are issued and outstanding as of the date hereof (the "Woodfield Historical Shares"). All of said Woodfield Historical Shares are owned by the shareholders of Woodfield as set forth on the attached Exhibit "B" (the "Woodfield Historical Shareholders");

         NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the foregoing recitals are true and correct and further agree as follows:

                                    AGREEMENT

         1. PLAN OF MERGER. The parties agree that Woodfield shall be merged with and into WCC upon the terms and conditions set forth herein. It is the intention of the parties that this transaction qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

         2. TERMS OF MERGER. In accordance with the provisions of this Agreement and the requirements of applicable law, Woodfield shall be merged with and into WCC as of the Effective Time (as defined in Section 6 hereof), WCC shall be the Surviving Corporation and the separate existence of Woodfield shall cease as of the Effective Time. Consummation of the Merger shall be upon the following terms and subject to the following conditions:

         (a) Corporate Existence

                  (1) From and after the Effective Time, WCC as the Surviving Corporation shall continue its corporate existence as a Delaware corporation and
(i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes of action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; (iii) the title to any real estate vested by deed or otherwise, under the laws of any jurisdiction, in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; and (iv) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation.

                  (2) From and after the Effective Time, (i) the Certificate of Incorporation and Bylaws of WCC, as existing immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation subject to amendments adopted in the Plan and Articles of Merger and any subsequent amendments; (ii) the members of the Board of Directors of Woodfield holding office immediately prior to the Effective Time shall become the members of the Board of Directors of the Surviving Corporation, each to serve subject to the Surviving Corporation's by-laws; (iii) WCC shall change its name to Prodx Corp.; and (iv) all persons who hold executive offices of Woodfield at the Effective Time shall be elected by the board of directors of the Surviving Corporation to hold the same offices of the Surviving Corporation, each to serve subject to the Surviving Corporation's by-laws.

         (b) Pre-Merger Events and Recapitalizations.

                  (1) Prior to Closing, Woodfield shall have completed the sale in its ongoing private placement (the "Private Placement") of at least 1,600,000 and not more than 2,100,000 shares (the "Offering") of Woodfield's Common Stock pursuant to Woodfield's Confidential Private Placement Memorandum dated November 10, 1997, together with all amendments thereof and supplements and exhibits thereto (the "Memorandum").

                  (2) WCC shall have effectuated a recapitalization, including a sale by IAMG to Woodfield of 5,000,000 WCC Class A Warrants at $.01 each and 4,480,000 shares of WCC Common Stock at $.025 per share and the cancellation of such shares and warrants by Woodfield, whereby at or prior to closing the Merger, WCC shall have 1,045,000 shares of WCC Common Stock issued and outstanding, of which IAMG shall own 355,000 and other WCC shareholders shall own 690,000, and 500,000 Class A Warrants held by persons other than IAMG, and no other shares or warrants for shares of capital stock issued or outstanding. Such 690,000 shares of WCC Common Stock and 500,000 Class A Warrants to purchase WCC Common Stock are held as of the date of this Agreement and shall be held as of the Effective Time as set forth on Exhibit "C" attached hereto.

         (c) Conversion of Securities.

         As of the Effective Time each of the following shall occur without any action on the part of WCC, Woodfield or the holders of any of the securities of either of the Constituent Corporations:

                  (1) Each of the shares of Woodfield Common Stock issued and outstanding immediately prior to the Effective Time (the "Woodfield Shares") shall be converted into one share of WCC Common Stock. All such shares of Woodfield Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of WCC Common Stock into which such shares of Woodfield Common Stock were converted. The holders of such certificates previously evidencing shares of Woodfield Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Woodfield Common Stock except as otherwise provided herein or by law;

                  (2) Any shares of Woodfield Common Stock held in the treasury of Woodfield immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

                  (3) In fulfillment of the obligation of Woodfield to issue 540,000 shares of Woodfield Common Stock upon exercise of the warrants described on Exhibit "B" (the "Woodfield Warrants"), WCC shall issue on the terms and subject to the conditions set forth in the Warrant Certificate included in Exhibit "B", shares of WCC Common Stock on the basis of one share of WCC Common Stock for each share of Woodfield Common Stock.

                  (4) The 1,045,000 shares of WCC Common Stock previously issued and outstanding prior to the Merger will remain issued and outstanding;

                  (5) At Closing, there shall be no securities convertible into or exercisable or exchangeable for shares of Woodfield Common Stock except as described in Exhibit "B" attached hereto and by this reference incorporated herein.

         (d) Assumption of Obligations.

As of the Effective Time:

                  (1) WCC shall assume all of Woodfield's obligations relating to the Woodfield Warrants so that such securities shall become securities of WCC. Each Woodfield Warrant shall continue to have, and be subject to, the same terms and conditions set forth in the certificate for the Woodfield Warrants. WCC shall reserve for issuance the number of shares of WCC Common Stock that will become issuable upon the exercise of such Woodfield Warrants pursuant to this Section 2(d);

                  (2) The Plan and Articles of Merger shall amend the Certificate of Incorporation of WCC to change its corporate name to "Prodx Corp."

         (e) Other Matters.

                  (1) Except for the recapitalization of WCC, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of, WCC's capital stock after the date hereof and there shall be no dividends paid on WCC's capital stock after the date hereof, in each case through and including the Effective Time.

                  (2) Woodfield shall have received all requisite director and shareholder approval of all matters set forth herein and Woodfield Shareholders shall not have exercised any dissenter's rights under applicable corporate law with respect to more than 25,000 shares of Woodfield Common Stock.

                  (3) WCC shall have received all requisite director and shareholder approval of all matters set forth herein and WCC shareholders shall not have exercised any dissenter's rights under applicable corporate law with respect to more than 35,000 shares of WCC Common Stock.

                  (4) IAMG agrees, subject to the terms hereof, to vote its shares of WCC Common Stock in favor of the matters described herein pursuant to a written consent dated as of the date of this Agreement.

                  (5) WCC and Woodfield shall provide appropriate and timely notices to their respective shareholders relating to the proposed Merger in accordance with applicable Delaware and Florida law, respectively, so that all dissenter's rights must be exercised or expire prior to January 22, 1998.

                  (6) To the extent any shareholder of one of the Constituent Corporations exercises dissenting shareholder rights beyond the limits set forth above, Woodfield may elect, by written notice delivered within 5 days after such exercise, to terminate this Agreement.

         3. DELIVERY AND EXCHANGE OF SHARES. At or as soon as practicable after the Effective Date:

         (a) Woodfield will use its best efforts to cause the Woodfield Stockholders to surrender for cancellation certificates or instruments representing their shares of Woodfield Common Stock and Woodfield Warrants, against delivery of like securities of WCC for which the Woodfield securities are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding instrument which, prior to the Effective Time, represented a Woodfield security shall be deemed for all corporate purposes to evidence a like security of WCC into which the Woodfield security shall have been so converted.

         (b) On or before Closing, WCC shall direct its transfer agent to issue or shall directly issue, as soon as practicable, all WCC Common Stock and Warrants as described herein upon delivery for exchange of the corresponding Woodfield Shares and Warrants and such direction shall constitute delivery of such securities for purposes of completing the Merger.

         4. REPRESENTATIONS OF WOODFIELD. Woodfield hereby represents and warrants as of the date hereof as follows, which representations and warranties shall also be true as of the Effective Time:

         (a) Woodfield's authorized capital stock consists of 20,000,000 shares of common stock, $.001 par value, of which 6,200,000 shares are issued and outstanding. The Woodfield Stockholders listed on the attached Exhibit "B" are the sole owners of record and beneficially of the issued and outstanding common stock and warrants of Woodfield. Woodfield has no other shares of common stock or warrants outstanding. Woodfield will not sell or issue more than 500,000 additional shares of Woodfield Common Stock pursuant to the Private Placement or otherwise.

         (b) The Woodfield Common Stock constitutes duly authorized, validly issued capital shares of Woodfield, fully-paid and nonassessable.

         (c) The current unaudited financial statements as of September 30, 1997, and the audited financial statements as of December 31, 1996, of Woodfield which have been delivered to WCC and are attached hereto as Exhibit "D" (hereinafter collectively referred to as the "Woodfield Financial Statements") are complete, accurate and fairly present the financial condition of Woodfield as of the dates thereof and the results of its operations for the periods covered, subject, in the case of the unaudited interim statements, to normal year-end audit adjustments. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the Woodfield Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Woodfield as reflected in the Woodfield Financial Statements. Woodfield has good title to all assets shown on the Woodfield Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The audited financial statement of Woodfield have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto).

         (d) Since September 30, 1997, there have not been any material adverse changes in the financial position of Woodfield except as set forth in the Memorandum and except for the change in Woodfield's capitalization resulting from the sale of at least 1,600,000 and not more than 2,100,000 shares of Woodfield Common Stock pursuant to the Private Placement.

         (e) Woodfield is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Woodfield Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened or contemplated against Woodfield or respecting the transactions contemplated by this Agreement. Woodfield is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material adverse effect on Woodfield.

         (f) Woodfield has (or, by the Effective Time, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time.

         (g) Woodfield has not materially breached any material agreement to which it is a party. Woodfield has previously given WCC copies or access thereto of all material contracts, commitments and/or agreements to which Woodfield is a party including all relationships or dealings with related parties or affiliates.

         (h) Woodfield has no subsidiary corporations.

         (i) Woodfield has made and hereby agrees to make its corporate financial records, minute books, and other corporate documents and records available for review to present management of WCC prior to the Effective Time, during reasonable business hours and on reasonable notice.

         (j) The execution of this Agreement does not, and the consummation of the transactions contemplated hereby, will not, materially violate or breach any material agreement or contract to which Woodfield is a party and has been duly authorized by all appropriate and necessary corporate action and by Woodfield's shareholders to the extent required.

         (k) Woodfield need not obtain the consent of any individual, firm, corporation, partnership, limited liability company, association, trust, estate, court, arbitrator, tribunal, governmental, quasi-governmental or public agency, commission, board, bureau, instrumentality, authority of any other entity to enter into this Agreement or consummate the transactions contemplated hereby.

         (l) All information regarding Woodfield which is set forth in the Memorandum or otherwise used in connection with the Private Placement is true, complete and accurate in all material respects as of the date of the Memorandum and the Effective Time, except as set forth in Exhibit "E" attached hereto.

         5. REPRESENTATIONS OF WCC AND IAMG. WCC and IAMG hereby jointly and severally represent and warrant as of the date hereof as follows, each of which representations and warranties shall continue to be true as of the Effective
Time:

         (a) As of the Closing, the shares of WCC Common Stock, to be issued and delivered to the Woodfield Shareholders hereunder and upon exchange, prepayment, exercise or conversion of any instrument delivered hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of WCC Common Stock, fully-paid and nonassessable. All other securities of WCC to be delivered hereunder have been duly authorized and validly and legally issued.

         (b) WCC has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of WCC and, to the extent required by applicable law, as of the closing will have been approved by the shareholders of WCC. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which WCC is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to WCC or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the certificate of incorporation or by-laws of WCC.

         (c) WCC has delivered to Woodfield a true and complete copy of its Annual Report on Form 10-KSB for the year ended September 30, 1997, as filed with the Securities and Exchange Commission (the "Commission") (the "1997 10-KSB") and its audited financial statements as of and for the year ended September 30, 1997, a copy of which is attached hereto as Exhibit "F" (the "WCC Financial Statements"). As of the date of this Agreement, the 1997 10-KSB does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The WCC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of WCC as of September 30, 1997 and the results of its operations and changes in financial position for the year then ended.

         (d) Since September 30, 1997, there have not been any material adverse changes in the financial condition of WCC.

         (e) WCC is not a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the WCC Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of WCC or IAMG, threatened or contemplated against or affecting WCC, its properties or respecting the transactions contemplated by this Agreement.

         (f) WCC is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect.

         (g) WCC has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and has paid or made adequate provision in the WCC Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. WCC is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

         (h) WCC's authorized capital stock consists of: (i) 25,000,000 shares of Common Stock, $.001 par value, of which 5,525,000 shares are presently issued and outstanding, and 10,000,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding. All outstanding shares of common stock of WCC are validly issued, fully-paid and nonassessable. There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of WCC except for the 5,500,000 Class A Warrants. The ownership of WCC's Common Stock and Warrants is accurately set forth on Exhibit "C" attached hereto.

         (i) The corporate financial records, minute books, and other documents and records of WCC have been made and shall continue to be made available to Woodfield prior to the Closing.

         (j) WCC has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that WCC has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its properties is bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which WCC is subject. WCC hereby represents that it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to Woodfield all relationships or dealings with related parties or affiliates.

         (k) WCC need not obtain the consent of any individual, firm, corporation, partnership, limited liability company, association, trust, estate, court, arbitrator, tribunal, governmental, quasi-governmental or public agency, commission, board, bureau, instrumentality, authority or any other entity to enter into this Agreement or consummate the transactions contemplated hereby.

         (l) WCC has complied with the provisions for registration, or exemption therefrom, under the Securities Act of 1933, as amended, and all applicable blue sky laws in connection with its initial public stock offering and all other sales of securities. There are no outstanding, pending or threatened stop orders or other actions relating thereto. WCC is current with respect to all applicable filing requirements with the Commission.

         (m) The WCC Common Stock is currently eligible for quotation on the NASD Electronic Bulletin Board and there are no stop orders in effect with respect thereto.

         (n) All information regarding WCC which is set forth in the 1997 10-KSB and the WCC Financial Statements is true, complete and accurate in all material respects as of this date and the Effective Time except that, since September 30, 1997, (i) WCC has earned interest and/or dividends on its investments and (ii) WCC has paid or will pay expenses, including but not limited to expenses incurred in connection with this Agreement and the Merger, not to exceed $6,000 in the aggregate. WCC has not made and will not make any other payments or incur any other liabilities prior to the Effective Time.

         6. EFFECTIVE TIME: Closing. Subject to the conditions precedent outline herein, on such date as is mutually determined by Woodfield, WCC and IAMG but in any event on or before January 22, 1998, WCC shall cause to be filed an executed copy of the Plan and Articles of Merger with the appropriate offices of both the State of Delaware and the State of Florida at which time (the "Effective Time") the Merger shall become effective (the "Closing" or "Closing Date").

         7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF WOODFIELD. All obligations of Woodfield under this Agreement are subject to the fulfillment unless waived by Woodfield, prior to or at the Closing and/or the Effective Time, as indicated below, of each of the following conditions:

         (a) The representations and warranties by or on behalf of IAMG and WCC contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at the Effective Time and Closing as though such representations and warranties were made at and as of such time.

         (b) WCC shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Effective Time and/or the Closing as the case may be.

         (c) On or before the Effective Time, the Board of Directors and shareholders of WCC shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby , WCC shareholders shall not have exercised any dissenter's rights with respect to more than 35,000 shares of WCC Common Stock, and Woodfield shareholders shall not have exercised any dissenter's rights with respect to more than 25,000 shares of Woodfield Common Stock.

         (d) On or before the Effective Time, WCC shall have delivered certified copies of resolutions of the Board of Directors and shareholders of WCC approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable WCC to comply with the terms of this Agreement including the election of Woodfield's nominees to the Board of Directors of WCC and all matters outlined herein.

         (e) Prior to the Effective Time all applicable matters described in this Agreement shall have been approved by the stockholders of WCC in accordance with applicable law.

         (f) At the Effective Time the Merger shall be permitted by applicable state law and WCC shall have sufficient shares of its capital stock authorized to complete the Merger.

         (g) At the closing, IAMG shall cause WCC's Robert M. Leopold, Dolores Cippalone and Steven Gordon to resign in writing from their positions as officers and directors of WCC upon the election and appointment of the Woodfield nominees as directors and officers of WCC.

         (h) At the Closing, all instruments and documents delivered to Woodfield Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Woodfield.

         (i) At the Effective Time, WCC shall have the same authorized capital as of the date hereof.

         (j) The shares of restricted WCC capital stock to be issued to the Woodfield Shareholders at Closing will be validly issued, nonassessable and fully-paid under Delaware corporation law and will be issued in a nonpublic offering and isolated transaction in compliance with all applicable federal and state securities laws.


         (k) Prior to the Effective Time, Woodfield shall have received all necessary and required approvals and consents from required parties and its shareholders.

         (l) Prior to the Effective Time, WCC shall have delivered to Woodfield an opinion of its counsel dated as of the Closing Date to the effect that:

                  (i) WCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

                  (ii) This Agreement has been duly authorized, executed and delivered by WCC, and is a valid and binding obligation of WCC enforceable in accordance with its terms;

                  (iii) WCC through its Board of Directors and shareholders has taken all corporate action necessary for performance under this Agreement;

                  (iv) The documents executed and delivered to Woodfield and the Woodfield Shareholders hereunder are valid and binding in accordance with their terms and vest in the Woodfield Shareholders, as the case may be, all right, title and interest in and to the shares of WCC's Common Stock to be issued pursuant to Section 2 hereof, and the shares of WCC Common Stock when issued will be duly and validly issued, fully-paid and nonassessable; and

                  (v) WCC has the corporate power to execute, deliver and perform under this Agreement.

                  (vi) Legal counsel for WCC is not aware of any liabilities, claims or lawsuits involving WCC, except as set forth in WCC's Form 10-KSB for the year ended September 30, 1997.

                  (vii) In connection with the issuance of WCC securities to persons who were holders of Woodfield Warrants, the shares of WCC Common Stock issuable upon exercise of such warrants have been duly authorized for issuance and reserved by WCC and will, when issued and delivered, against payment of the consideration therefor, be validly issued and outstanding, fully-paid and nonassessable, and will not be subject to preemptive rights.

         (n) Immediately prior to the Effective Time, WCC shall have assets consisting of at least $645,000 in cash and/or money market funds plus interest and dividends earned since September 30, 1997, and liabilities not to exceed $6,000 less payments made since September 30, 1997.

         8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF WCC. All obligations of WCC under this Agreement are subject to the fulfillment, unless waived by WCC, prior to or at the Closing, of each of the following conditions:

         (a) The representations and warranties by Woodfield contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

         (b) Woodfield shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

         (c) Woodfield shall have raised gross proceeds of at least $1,600,000 in the Private Placement.

         (d) Woodfield shall deliver an opinion of its legal counsel to the effect that:

                  (i) Woodfield is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and is duly qualified to do business in any jurisdiction so required except where the failure to so qualify would have no material adverse impact on the company;

                  (ii) Woodfield has the corporate power to carry on its business as now being conducted; and

                  (iii) This Agreement has been duly authorized, executed and delivered by Woodfield.

         9. LOCKUP. IAMG agrees that the 355,000 shares of WCC Common Stock held by it as of the Effective Time will be subject to a lockup whereby they may not be sold except in increments of 177,500, 88,750 and 88,750 shares, which shall be released from the lockup six, nine and 12 months after the Effective Time, respectively. WCC shall cause its transfer agent to place appropriate restrictive legends on the certificates for such shares.

         10. INDEMNIFICATION. For a period of two years from the Closing, IAMG and WCC agree to jointly and severally indemnify and hold harmless Woodfield and Woodfield agrees to indemnify and hold harmless IAMG and WCC, against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate or document furnished or to be furnished hereunder; provided, however, that such indemnification with respect to liability, damages, claims and losses arising more than six months after the closing shall apply only to amounts in excess of $5000.

         11. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for two years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         12. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

         (a) Woodfield will deliver, or will cause to be delivered, to WCC the following:

                  (i) a certificate executed by the Chief Executive Officer and Secretary of Woodfield to the effect that all representations and warranties made by Woodfield under this Agreement are true and correct as of the Closing, the same as though originally given to WCC on said date;

                  (ii) a certificate from the State of Florida dated at or about the Closing to the effect that Woodfield is in good standing under the laws of said State;

                  (iii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

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


                  (iv) executed copies of the Plan and Articles of Merger for filing at Closing and certified copies of resolutions by the shareholders and directors of Woodfield authorizing the Merger;

                  (vi) all other items, the delivery of which is a condition precedent to the obligations of WCC, as set forth herein; and

                  (vii) the legal opinion required by Section 8(d) hereof.

         (b) WCC will deliver or cause to be delivered to Woodfield:

                  (i) instructions to its transfer agent to issue certificates representing the Common Stock, the WCC Warrants, and any other instruments, to be issued as a part of the exchange as described in Section 2 hereof;

                  (ii) a certificate of the Chairman of WCC to the effect that all representations and warranties of WCC made under this Agreement are true and correct as of the Closing, the same as though originally given to Woodfield on said date;

                  (iii) certified copies of resolutions adopted by WCC's Board of Directors and IAMG authorizing the Merger and all related matters;

                  (iv) a certificate from the State of Delaware dated at or about the Closing Date that WCC is in good standing under the laws of said State;

                  (v) the opinion of WCC's counsel as described in Section 7(l) above;

                  (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

                  (vii) resignations of Robert M. Leopold, Steven Gordon and Dolores Cippalone from their positions as officers and directors of WCC; and

                  (viii) all other items, the delivery of which is a condition precedent to the obligations of Woodfield, as set forth in Section 8 hereof.

         13. FINDER'S FEES. IAMG and WCC, jointly and severally, represent and warrant to Woodfield, and Woodfield represents and warrants to each of IAMG and WCC, that none of them, or any party acting on their behalf, has incurred any liabilities, either expressed or implied, to any "broker" or "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby. In this regard, IAMG and WCC, jointly and severally, on the one hand, and Woodfield on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability.

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


         14. INVESTMENT LETTER. Woodfield shall use its best efforts to promptly obtain from each Woodfield shareholder an investment letter in the form attached hereto as Exhibit "G". The certificates for Surviving Corporation Common Stock issued pursuant to the Merger shall contain the restrictive legend set forth in the investment letter.

         15. MISCELLANEOUS.

         (a) FURTHER ASSURANCES. At any time, and from time to time. after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to satisfy the conditions and/or carry out the intent and purposes of this Agreement.

         (b) WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         (c) TERMINATION. All obligations hereunder may be terminated at the discretion of either party's Board of Directors if (i) the closing conditions specified in Sections 7 and 8 are not met by January 22, 1998, unless unanimously extended, or (ii) any of the representations and warranties made herein have been materially breached.

         (d) AMENDMENT. This Agreement may be amended only in writing as agreed to by all parties hereto.

         (e) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person, by fax or sent by prepaid first class registered or certified mail, return receipt requested.

         (f) HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (h) EFFECT. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         (i) ENTIRE AGREEMENT. This Agreement and the attached Exhibits including the Plan and Articles of Merger attached hereto as Exhibit "A" constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.


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


         (j) TIME. Time is of the essence.

         (k) SEVERABILITY. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         (l) RESPONSIBILITY AND COSTS. If the Merger is consummated, all reasonable fees, expenses and out-of-pocket costs and expenses shall be borne by the Surviving Corporation, subject to the limitation set forth in Section 5(n). If the Merger is terminated prior to the Effective Time all fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses unless such party has agreed otherwise with any such person.

         (m) LITIGATION. In the event of litigation arising under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and expenses incurred in connection with such litigation at all levels, including prior to commencement of such litigation.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                          WOODFIELD ENTERPRISES, INC.


                                          By:   /s/ Gary N. Mansfield
                                             -------------------------------
                                                   Gary N. Mansfield,
                                                   Chief Executive Officer


                                          WINDSOR CAPITAL CORPORATION


                                          By:   /s/ Robert M. Leopold
                                             -------------------------------
                                                   President


                                          INTERNATIONAL ASSET MANAGEMENT
                                          GROUP, INC.


                                          By:   /s/ Hershel Krasnow
                                             -------------------------------
                                                   Director



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